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                                                                    Exhibit 99.1

Just for Feet, Inc. Announces Private Debt Offering


BIRMINGHAM, ALABAMA, MARCH 19, 1999 -- JUST FOR FEET, INC. (Nasdaq: FEET) announced today that it intends to commence a private offering of approximately $200 million of senior subordinated notes due 2009.

The notes will be guaranteed by certain of its subsidiaries. The net proceeds from the sale of the notes will be used to repay an $80 million term loan and a portion of the borrowings outstanding under a revolving line of credit, and to pay transaction expenses. The term loan was incurred in February 1999 to repay a portion of the amount outstanding under the revolving line of credit. As of March 15, 1999, the Company had $162.3 million outstanding under the revolving line of credit, which permits the Company to borrow up to $200 million.

JUST FOR FEET, INC. operates both large format superstores and smaller specialty stores which specialize in brand-name athletic and outdoor footwear and apparel. There are presently 125 company and 12 franchised Just For Feet superstores in 28 states and Puerto Rico and 159 Company-owned and 42 franchised specialty stores in 22 states and Puerto Rico.

Certain statements contained in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.


                  For additional information, please contact:

      Harold Ruttenberg, Chairman, President and Chief Executive Officer

                     Eric L. Tyra, Chief Financial Officer

                                 205-408-3000